Exhibit 99.1


OPHTHALMIC IMAGING SYSTEMS RECEIVES $1.0 MILLION FROM
LAURUS MASTER FUND, LTD.
Thursday April 29, 8:30 am ET

SACRAMENTO, Calif.--(BUSINESS WIRE)--April 29, 2004--Ophthalmic Imaging Systems (the "Company") (OTCBB:OISI - News), a leading provider of ophthalmic digital imaging systems, announced today that it has issued a secured convertible note to Laurus Master Fund, Ltd. ("Laurus Funds"), a financial institution that specializes in providing financing solutions to small and mid capitalization companies. Laurus Funds provided the Company with a $1.0 million three-year convertible note with a fixed coupon price of 6.5% per annum. The convertible note may be converted by Laurus Funds into the Company's common stock at a fixed conversion price of $1.22, which is equal to 105% of the average closing price for the last three trading days prior to the closing. The Company also issued a five-year warrant to Laurus Funds to purchase 313,000 shares of the Company's common stock at exercise prices ranging between $1.40 and $1.83 per share.

Gil Allon, Chief Executive Officer of the Company, said, "We are very pleased to have this additional agreement in place with Laurus Funds and look forward to our continuing and mutually beneficial working relationship with them. The issuance of this convertible note provides us with additional working capital to support our business expansion and it will allow us to accelerate the strategic growth plan of the Company."

The Company, a majority-owned subsidiary of MediVision Medical Imaging LTD, designs, develops, manufactures and markets digital imaging systems for the eye care market. With over nineteen years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-market and support their products worldwide through an extensive network of dealers, distributors, and direct representatives.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

[GRAPHIC OMITTED]

Contact:

     Ophthalmic Imaging Systems
     Gil Allon, 916-646-2020 (CEO)
     Ariel Shenhar, 916-646-2020 (CFO)
     or
     KCSA Worldwide
     Evan Smith, CFA / Erica Pettit (Investor Relations)
     212-896-1251 / 212-896-1248